POWER OF ATTORNEY

The undersigned officers and directors of the Sims Total Return Fund, Inc. (the “Fund”) hereby appoints Luke E. Sims and David C. Sims, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution,  in any and all capacities, to execute and file any of the documents referred to below relating to the registration of the Fund’s securities under the Securities Act of 1933, as amended, including the Fund’s registration statement on Form N-1A or Form N-14, any and all amendments (including post-effective amendments) thereto, including all exhibits and any documents required to be filed with respect thereto with any regulatory authority, including applications for exemptive order rulings and proxy materials.  Each of the undersigned grants to the said attorneys full authority to do every act necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he could do if personally present, thereby ratifying all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

The undersigned officers and directors hereby execute this Power of Attorney as of this 28th day of October, 2016.

/s/ Luke E. Sims	President and Chief Executive Officer
Luke E. Sims

/s/ David C. Sims	Vice President, Chief Financial Officer,
David C. Sims	Chief Compliance Officer, Treasurer and Secretary

/s/s Barry S. Arnold	Director
Barry S. Arnold

/s/ Clark J. Hillery	Director
Clark J. Hillery

/s/ William J. Rack	Director
William J. Rack

/s/ Richard L. Teigen	Director
Richard L. Teigen